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August 4, 1998

Accent Software International Ltd.
Rehov Pierre Koenig 28
Jerusalem 93469
Att: Mr. Robert Trachtenberg, Adv.
        Senior Vice President

Dear Sir,

WHEREAS Accent Software International Ltd., company number 52-0042714 ("Accent") received, on various dates, Israeli government-guaranteed loans from Bank Leumi Leyisrael Ltd. ("Bank Leumi") pursuant to the Law on the Encouragement of Capital Investment (Revision 39) 1990 (the "Loans"), and the balance of the Loans on July 5, 1998 was 5,775,367 shekels (inclusive of principal, interest, fees and linkage differentials) (the "Loan Balances");

WHEREAS Accent has requested an unlinked, unindexed shekel loan in the amount of the Loan Balances (the "Loan") from Bank for Industrial Development in Israel Ltd. (the "Bank") for a period of 12 months, the purpose of the Loan being the repayment in full of the Loan Balances to Bank Leumi and on the condition, among other things, that the Loan and its interest will be guaranteed by the State of Israel by a guarantee to be issued to the Bank as of August 1, 1998 in accordance with the Law on Government Guarantees 1958 and in conformance with the Law on the Encouragement of Capital Investment (Revision 39) 1990;

WHEREAS Accent and the Bank (the "Parties") desire to reflect in writing the agreements reached between them in connection with the Loan and its conditions;

IT IS HEREBEY AGREED AND DECLARED BETWEEN THE PARTIES AS FOLLOWS:

1. The Preamble, as set forth above, represents an indivisible part of this Agreement.

2. The Bank will grant Accent the Loan in shekels for the period and with the interest as set forth in this Agreement. It is emphasized that the Loan and its interest shall not be linked in any manner.

3. Accent will sign in the Bank's favor on the following documents and shall establish in the Bank's favor the following liens and shall present to the Bank the following documents, all to the Bank's satisfaction, prior to Accent's receipt of the Loan or any part thereof.

     A.   Loan agreement in the form attached as Exhibit A (the "Loan
          Agreement").
     B. General Business Conditions Agreement promulgated by the Bank (the "General Business Conditions Agreement").
     C. A bond for an unlimited amount, in which Accent shall create fixed and floating liens in favor of the Bank on all its assets and property, in a form acceptable to the Bank.
     D. A letter of approval from Bank Leumi in which Bank Leumi will confirm to the Bank that Accent has repaid the Loans in their entirety (including principal, interest, fees, linkage and expenses) and a confirmation from Bank Leumi that it cancels all liens and mortgages of any type that Accent created in Bank Leumi's favor.

4. It shall be a precondition to the grant of the Loan or part thereof by the Bank to Accent that the Bank shall receive, to its satisfaction, the full guarantee from the State of Israel for the full repayment of the Loan by Accent to the Bank according to its terms, together with the appropriate interest payments.

5. Accent commits to use the proceeds of the Loan for the full and final repayment of the Loans (including principal, interest, fees, linkage and expenses) to Bank Leumi, and for no other purpose.

6.
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     A.   It is agreed that the principal of the Loan shall accrue interest (to be calculated on the unpaid principal balance of the Loan from time to time) in an annual amount equal to Basic Interest Rate (as defined below) plus 2.5% (the "Risk Addition" at a fixed rate). The interest on the different components referred to above shall be referred to as the "Interest on the Loan Principal". According to the official rate for Basic Interest Rate on the date of this Agreement (12.8% annually), the current rate of Interest on the Loan Principal is 15.3% annually (or 16.42% adjusted).
     B. The Interest on the Loan Principal at the rate described above shall be calculated in connection with each "interest period" according to the number of days actually included in such period, such that the interest rate shall be divided on the basis of 365 days in a year.
     C. Accent acknowledges that the Basic Interest Rate (and, accordingly, the Interest on the Loan Principal) may change from time to time in accordance with the provisions of this Agreement below.
     D. For the purposes of this Agreement, the Basic Interest rate shall mean the rate known to the Bank as "Basic Interest on Current Israeli Currency Loan Accounts", at a rate as shall be set by the Bank from time to time.
     E. The Bank shall be entitled to raise or lower, from time to time, the Basic Interest Rate. In the event that the Basic Interest Rate is changed by the Bank, the changed Basic Interest Rate shall be used to calculate the interest on the Loan principal from the date the new Basic Interest Rate becomes effective. Each increase or decrease in the Basic Interest Rate shall be communicated to Accent (in one of the ways described below) and shall become effective on the date indicated in such communication, or, if not so indicated, 3 days after the communication is made to Accent. The announcement of a change in the Basic Interest Rate shall be made by mail to Accent, or by indicating the change on the back of a bank statement sent to Accent, and, if the Bank so chooses, by publication in a daily newspaper.
     F. Any reference in this paragraph to the "Present Rate" shall mean the rate in effect on the date of this Agreement. The Bank shall be the sole arbiter concerning any calculation of interest on the Loan principal, and its decision shall bind Accent for all purposes.

7. The interest on the Loan principal (at rates from time to time as described above and as calculated in accordance with the principles set forth above, during the period that began from the date the Bank gave the Loan to Accent) shall be paid by Accent to the Bank (separate from payments of principal) each month on the first of the month beginning on October 1, 1998 and continuing. The term "month" shall be according to the Gregorian calendar.

8. Accent shall repay to the Bank the Loan principal in four equal quarterly payments, each quarterly payment being made on the following dates: October 1, 1998, January 1, 1999, April 1, 1999 and July 1, 1999.

9. Whereas the government guarantee is limited to guaranteeing the Basic Interest Rate plus 1.3% per year, Accent agrees that it shall immediately pay to the Bank upon the receipt of the Loan or a part thereof an amount in shekels equal to 1.2% of the amount of the Loan, as shall be determined by the Bank in its discretion. In the event that Accent shall make early repayment of the Loan, the Bank shall calculate the appropriate amount of the payment made pursuant to this paragraph that shall be refunded to Accent.

10. Accent shall immediately pay to the Bank upon the receipt of the Loan or a part thereof a special fee (the "Fee") in shekels equal to $50,000 according to the representative rate of exchange known on the morning of the payment of the Fee to the Bank.

11. In addition, Accent shall pay to the Bank the Government Guarantee Fee as mentioned in paragraph 2(B) of the Loan Agreement. Accent shall present to the Bank an appropriate guarantee, as determined by the Bank, for the payment of the Government Guarantee Fee.

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12.  Notwithstanding the provisions of the Loan Agreement and/or the General
     Business Conditions Agreement, Accent shall be entitled to make early repayments on the Loan principal without any penalty whatsoever.

13. It is agreed between Accent and the Bank that the Bank shall be entitled, from time to time, but not earlier than the date on which the registration statement being filed by Accent with the United States SEC (the "Registration Statement") is declared effective by the SEC, to notify Accent in writing (the "Notice") that the Bank desires to convert the unpaid portion of the Loan (including accrued interest) or a part thereof, as indicated in the Notice provided by the Bank, into Ordinary Shares of Accent (the "Issued Shares")' and Accent agrees to immediately effect such conversion upon its receipt of a Notice of the Loan or a part thereof in the manner indicated in the Notice. The portions of the Loan to be converted from time to time shall be converted at a rate that shall be equal to the price at which the Issued Shares are sold in the United States at the time of conversion. In the event that there is a disagreement concerning the appropriate conversion rate, the Bank shall be entitled in its discretion to determine the conversion rate, which determination shall be binding on Accent. It is also agreed and declared that Accent shall cause the Issued Shares to be sold to a third party immediately prior to the Issued Shares actual issuance to the Bank. The proceeds of such sales, after the deduction of any commissions, shall be credited by the Bank against the Loan balance at that time, and such credit shall be applied to principal and interest as the Bank shall decide.

     The sale of the Issued Shares shall be handled by a broker acceptable to the Bank and Accent and all expenses and fees of such broker in connection with the sale of the Issued Shares shall be borne and paid by Accent.

     In the event that the Bank credits any amounts against the Loan principal, the Loan balance shall be reduced accordingly. Accent shall ensure that the Issued Shares shall be registered for sale in the United States by the appropriate securities authorities.

     It is agreed that upon request by the Bank, the Issued Shares shall be issued in the name of Development and Trust Ltd., which shall hold the Issued Shares on behalf of the Bank.

14.  It is agreed between Accent and the Bank as follows:

     A. If the entire Loan is repaid, whether by the conversion and sale of Accent shares as set forth in paragraph 13, above, or some other method of payment to the Bank, within 30 days from the date on which the Registration Statement is declared effective, or within 40 days of the date of this Agreement, whichever is earlier, the Loan balance to be repaid shall be reduced by:

          i. an amount (the "Above Amount") equal to 15% of the balance of the Loans (as defined above) that had not yet been due and payable according to the agreements between Accent and Bank Leumi in connection with the Loans; and

          i. an amount equal to the extraordinary interest (the "Extraordinary Interest") paid by Accent to Bank Leumi on account of payments on the Loans that were in arrears.

          A payment within 7 days of the day such payment is due shall not be considered as having been in arrears for the purpose of the calculation of the discount as set forth above. The Controller General in the Ministry of the Treasury shall be the sole arbiter of the Above Amount and the amount of Extraordinary Interest to be credited to Accent.

     B. If the entire Loan is repaid, whether by the conversion and sale of Accent shares as set forth in paragraph 13, above, or some other method of payment to the Bank, after the earlier of the two periods indicated in subparagraph (A), above, but within 90 days from the date on which the Registration Statement is declared effective, the Loan balance to be repaid shall be reduced by an amount equal to 5% (instead of 15% as set forth in subparagraph (A) of this paragraph) and the provisions of subparagraph (A) of this paragraph, including the provisions concerning the reduction of the Loan balance in an amount equal to the Extraordinary

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          Interest, shall apply to the provisions of this subparagraph (B), with the necessary reconciliations in connection with percentages of reductions and the determination of the Controller General as set forth above.

     C. It is clarified that the term "Loan balance" in the first line of subparagraph (A), above, and in subparagraph (B), above, shall mean the amount of the Loan after the reductions detailed in those two subparagraphs, as appropriate, if such reductions have occurred according to the above terms.

          "Extraordinary Interest", as appears in this paragraph, means the difference between the regular rate of interest set in the agreement/agreements between Accent and Bank Leumi in connection with the Loans and the rate of interest charged by Bank Leumi on the amounts of the Loans that were not repaid by Accent at their scheduled dates of repayment.

     D. It is emphasized and agreed that the discount in the amount described above, together with the Extraordinary Interest, in the event that Accent is entitled to receive such discount and forgiveness of the Extraordinary Interest, shall not be accorded to Accent by or on the account of the Bank, but rather by the Controller General from funds of the Controller General. It is emphasized and agreed that the Bank shall receive the full amount of the Loan including the interest thereon according to the this Agreement and the Loan Agreement that will be executed in connection therewith between the Bank and Accent.

15. It is agreed and declared that all the provisions and terms of the following documents - the Loan Agreement, the General Business Conditions Agreement, the Bond mentioned in paragraph 3(C), above, and the Agreement as defined in the preamble to this Agreement, shall govern the Loan and its terms, in addition to what is set forth in this Agreement, with the changes to those agreements made necessary by the terms of this Agreement.

     It is emphasized that the Loan, as defined in the preamble to this Agreement and the loan as defined in the Loan Agreement are identical. It is clarified and agreed that the term "agreement" as defined in paragraph 2(A) of the Loan Agreement refers to this Agreement.

16. In addition to all the provisions of this Agreement, the written approval of the Controller General of the terms of this Agreement, together with the granting of the government guarantee as described in paragraph 14(C), above, shall be a precondition of the effectiveness of this Agreement.

We send this letter to you in three copies. Please confirm your acceptance and agreement to its terms by signing all three copies and returning two copies validly executed by you.

Sincerely,

/s/

The Bank for Industrial Development in Israel, Ltd.


We, Accent Software International, Ltd., accept, agree and obligate ourselves to all the terms and conditions of this Agreement.

/s/
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Accent Software International Ltd.